                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*


                                  Zamba Corp.
                      ------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.01 Per Share
                      ------------------------------------
                         (Title of Class of Securities)

                                  750091 100
                             ---------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 8 pages

-----------------------                                  ---------------------
  CUSIP NO.  750091 100               13G                  PAGE 2 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Partners I-Superior, A Minnesota Limited Partnership
      SEC ID 0000939695
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Minnesota

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,516,516 (See Item 4)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,516,516 (See Item 4)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            2,516,516 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                     9.24%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  750091 100               13G                  PAGE 3 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Management Partners I, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Minnesota

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,516,516 (See Item 4)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,516,516 (See Item 4)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            2,516,516 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                       X
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                     9.24%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  750091 100               13G                  PAGE 4 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Partners II, a limited partnership
      SEC ID #0000924591

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,501,374 (See Item 4)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,504,374 (See Item 4)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            1,504,374 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                     5.52%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  750091 100                13G                 PAGE 5 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Management Partners II, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,504,374 (See Item 4)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,504,374 (See Item 4)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            1,504,374 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                       X
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                     5.52%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  750091 100             13G                    PAGE 6 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Yuval Almog

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            48,822 (See Item 4)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,033,890 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             48,822 (See Item 4)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,033,890 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            4,082,712 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                       X
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                    14.99%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  750091 100               13G                  PAGE 7 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Peter H. McNerney

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,696 (See Item 4)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,020,890 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,696 (See Item 4)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,020,890 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            4,024,586 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                       X
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                    14.78%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  750091 100                                    PAGE 8 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Linda L. Watchmaker

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,766 (See Item 4)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,020,890 (See Item 4)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,766 (See Item 4)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,020,890 (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            4,024,656 (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                       X
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                    14.78%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.  Issuer's Name and Address of Principal Executive Offices:

         (a)      Zamba Corp.
         (b)      7301 Ohms Lane, Suite 200
                  Minneapolis, MN  55439

Item 2.  Information Concerning Person Filing:

         (a) Filing Persons:

              Entities:
                  Coral Partners I - Superior, A Minnesota Limited Partnership ("CP I")
                  Coral Management Partners I, Limited Partnership ("CMP I") Coral Partners II, a limited partnership ("CP II")
                  Coral Management Partners II, Limited Partnership ("CMP II")

              Individuals:
                  Yuval Almog
                  Peter H. McNerney
                  Linda L. Watchmaker

         (b) Principal Business Address:
                  60 South Sixth Street
                  Suite 3510
                  Minneapolis, MN   55402

         (c) Citizenship/Place of Organization

              Entities:
                  Coral Partners I - Superior ("CP I")      Minnesota
                  Coral Management Partners I ("CMP I")     Minnesota
                  Coral Partners II ("CP II")               Delaware
                  Coral Management Partners II ("CMP II")   Delaware

              Individuals:
                  Yuval Almog                               United States
                  Peter H. McNerney                         United States
                  Linda L. Watchmaker                       United States

         (d) Title of Class of Securities:                  Common Stock
         (e) CUSIP No.  750091 100

Item 3.  Status of Person Filing:

         Not applicable.

Item 4.  Ownership:

ENTITIES                                   CP I             CMP I             CP II            CMP II
                                           ----             -----             -----            ------

(a)Beneficial Ownership                 2,516,516       2,516,516*         1,504,374       1,504,374*

(b)Percentage of Class                      9.24%            9.24%             5.52%            5.52%

(c)(i)Sole Voting Power:                2,516,516        2,516,516         1,504,374        1,504,374
(ii)Shared Voting Power:                        0                0                 0                0
(iii)Sole Dispositive Power:            2,516,516        2,516,516         1,504,374        1,504,374
(iv)Shared Dispositive Power:                   0                0                 0                0

INDIVIDUALS:                             Almog            McNerney          Watchmaker
                                         -----            --------          ----------

(a)Beneficial Ownership                4,082,712*         4,024,586*        4,024,656*

(b)Percentage of Class                     14.99%             14.78%            14.78%

(c)(i)Sole Voting Power:                   48,822              3,696             3,766
(ii)Shared Voting Power:                4,033,890          4,020,890         4,020,890
(iii)Sole Dispositive Power:               48,822              3,696             3,766
(iv)Shared Dispositive Power:           4,033,890          4,020,890         4,020,890

* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. *

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable.

Item 7.  Identification and Classification of Subsidiary:

         Not applicable.

Item 8.  Identification and Classification of Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10.  Certification:

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 1999

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Partners I - Superior, A Minnesota Limited Partnership
By:  Coral Management Partners I, Limited Partnership
Its:  General Partner

/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Management Partners I, Limited Partnership
By:  General Partner


/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner


By /s/ Yuval Almog
   --------------------
Yuval Almog


By  /s/ Peter J. McNerney                   By /s/ Linda L. Watchmaker
    ----------------------                     ------------------------
Peter H. McNerney                           Linda L. Watchmaker

                                  EXHIBIT INDEX

                                                                 Sequentially
Exhibit                    Document Description                  Numbered Page
-------                    --------------------                  -------------
  A                        Agreement of Joint Filing                   14

                                    EXHIBIT A

                            Agreement of Joint Filing

         Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 3, 1999, containing the information required by
Schedule 13G, for the shares of Common Stock of Zamba Corp. which they each beneficially hold.

Dated:  February 3, 1999

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner



/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Partners I - Superior, A Minnesota Limited Partnership
By:  Coral Management Partners I, Limited Partnership
Its:  General Partner



/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner


/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Management Partners I, Limited Partnership
By:  General Partner


/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

By /s/ Yuval Almog
   ---------------------
Yuval Almog

By /s/ Peter J. McNerney                    By /s/ Linda L. Watchmaker
   -----------------------                     -------------------------
Peter H. McNerney                           Linda L. Watchmaker